                                                                     EXHIBIT 8.1



                        [LETTRHEAD OF ERNST & YOUNG LLP]


April 18, 1996



Mr. John B. Nunez
President
Congressional Construction Corporation
11216 Waples Mill Road
Suite 101
Fairfax, Virginia 22030

Dear Mr. Nunez:

Pursuant to your request, this letter provides our opinion concerning certain Federal, Washington, D.C., Virginia, Maryland and Florida income tax consequences which would arise from consummation of the merger ("the Merger") set forth in the Agreement and Plan dated December 30, 1995 ("Plan of Merger"), which was made and entered into by Congressional Construction Corporation ("Congressional"), AMRE, Inc. ("AMRE"), AMRE-Congressional Acquisition, Inc. ("Sub"), and, for certain limited purposes, certain shareholders of Congressional.

In rendering this opinion, we have relied upon: the Plan of Merger; the Statements of Facts and Representations dated April 11, 1996, by John B. Nunez; the Statement of Facts and Representations dated April 12, 1996, by Kenwood Financial Inc.; the Statement of Facts and Representations dated April 15, 1996, by the management of Congressional; the Statement of Facts and Representations dated April 17, 1996, by AMRE; and the draft Form S-4 Registration Statement dated April 17, 1996 (the "Registration Statement") (collectively, "the Documents").

You have represented to us that the Documents provide an accurate and complete description of the facts and circumstances concerning the Merger. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents with regard thereto for purposes of this letter.

We understand that you will include a reference and summarization to Ernst & Young LLP, and a copy of our opinion as an attachment to the Registration Statement to be filed with the Securities and Exchange Commission. We consent to such reference and summarization and the inclusion of our opinion therein.

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 2


                                     FACTS

Congressional has provided us with the following factual information with respect to the transaction:

AMRE is an in-home direct marketing, sales and installation company providing quality home improvement products. AMRE commenced business under the laws of Texas in 1980, and was reincorporated under the laws of Delaware in February 1987.

As of January 1, 1996, AMRE had 20,000,000 authorized shares of common stock, and 1,000,000 authorized shares of Senior Convertible Preferred Stock. As of February, 23, 1996, 14,126,341 shares of AMRE common stock and 300,000 shares of AMRE Senior Convertible Preferred Stock were outstanding. In connection with the October 31, 1995, acquisition by AMRE of Facelifters Home Systems, Inc., and upon approval of a majority of the shareholders owning the AMRE common stock, the Certificate of Incorporation of AMRE will be amended to provide for an increase in the number of authorized common stock to 40,000,000 shares. All outstanding shares of AMRE capital stock are validly issued, fully paid and non assessable and not subject to preemptive rights created by statute. The AMRE common stock is listed for trading on the New York Stock Exchange.

Congressional markets, sells and installs home improvement products, including vinyl siding, vinyl and aluminum windows, fencing, decks, roofs and patio enclosures directly to consumers throughout the Mid-Atlantic region, including Virginia, Maryland, and Washington, D.C., and to a lesser degree, Delaware, West Virginia, Pennsylvania, and New Jersey. Congressional commenced business under the laws of the Commonwealth of Virginia in 1982.

Congressional has 1,000 authorized shares of common stock, of which 499 shares were issued and outstanding as of December 29, 1995, and 700 authorized shares of preferred stock, all of which were issued and outstanding as of December 29, 1995. There are no dividends in arrears associated with the Congressional preferred stock. All outstanding shares of Congressional capital stock are validly issued, fully paid and non assessable and not subject to preemptive rights created by statute. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Congressional is a party or by which Congressional may be obligated (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Congressional, or (ii) to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

Congressional has three shareholders: John B. Nunez, who owns 400 shares of common stock; Kenwood Financial Inc., a Florida corporation, which owns 99 shares of common stock

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 3


(together, the "Congressional shareholders"); and the Congressional Construction Corporation Employee Stock Ownership Plan (the "ESOP"), which owns the 700 shares of preferred stock.

The ESOP was formed on June 30, 1993. As of December 31, 1995, there were 58 participants in the ESOP. On June 30, 1993, the ESOP purchased 700 shares of Congressional preferred stock from Kenwood Financial for $7,000,000 (the "ESOP Shares"). Contemporaneously with the purchase of the ESOP Shares, and in order to facilitate that purchase, Congressional borrowed $7,000,000 from a bank, and in turn loaned the entire loan proceeds to the ESOP on substantially similar terms. The ESOP pledged all of the ESOP Shares to Congressional as security for the loan (the "Unallocated Shares"). As the ESOP makes payments on the loan, ESOP shares are released from the pledge and allocated to participants in the ESOP (the "Allocated Shares"). The release and allocation of the ESOP Shares are made at the end of each plan year (i.e., December 31). At December 31, 1995, 506.93617 of the 700 ESOP Shares were Unallocated Shares. As of December 31, 1995, John B. Nunez had been allocated 18.60955 of the Allocated Shares, and Richard Pirozzi had been allocated 17.518 of the Allocated Shares through the ESOP. The remaining Allocated Shares are beneficially owned by persons beneficially owning less than 1% of the stock of Congressional.

Sub is a corporation organized under the laws of the state of Delaware solely for the purpose of the Merger. All of the shares of Sub are held by AMRE and all such shares are duly authorized, validly issued, fully paid and non assessable.


                                BUSINESS PURPOSE

Based on the representations of the management of both AMRE and Congressional contained under the caption entitled "Reasons for the Merger" as set forth in the Registration Statement, the Merger will be undertaken for valid business purposes. As stated in the Registration Statement, the business strategies of both AMRE and Congressional have been to achieve growth through aggressive marketing of their respective products. The Boards of Directors of AMRE and Congressional considered a strategic combination of the two companies to be the most attractive method to take advantage of the strengths of each of the individual companies and to grow the business of the combined entity. In addition, among other things, the Merger will substantially expand the geographic market coverage of the combined entity, facilitate the development and expansion of the Century 21 Home Improvement Name and related home improvement products, and increase revenues and operating cash flows.





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 4


                             PLAN OF REORGANIZATION

In order to achieve the business objectives set forth above, the following transactions are proposed:

(i) Sub will merge with and into Congressional with Congressional continuing as the surviving corporation. Each share of common stock of Congressional outstanding immediately prior to the effective date of the Merger will be converted into 601.20 shares of AMRE common stock, and each share of preferred stock of Congressional will be converted into 857.14 shares of AMRE common stock. No fractional shares of AMRE common stock will be issued. In lieu of fractional shares, one additional share of AMRE common stock shall be issued for any fractional share interests. The outstanding shares of common stock of Sub held by AMRE will be converted into stock of Congressional. Following the consummation of the Merger, Congressional will be a wholly-owned subsidiary of AMRE. Except as described in (iii) below, each shareholder has represented that the AMRE stock will be acquired for such shareholder's own account for investment, and not with a view to, or for resale in connection with, any distribution of the AMRE stock. Such shareholder understands that the effect of these representations is that such shareholder does not intend to sell or otherwise dispose of all or any part of the AMRE stock. It is intended that the Merger be treated as a pooling of interests for accounting purposes.

(ii) Holders of Congressional common stock and preferred stock who properly dissent and vote against or abstain from voting with respect to the Merger shall be entitled to receive payment from Congressional of the fair market value of such holder's shares. Any cash needed to pay the dissenters will be provided by Congressional.

(iii) The Board of Trustees that administers the ESOP will be replaced following the Merger with a Board of Trustees appointed by AMRE (the "New ESOP Committee"). After consummation of the Merger, it is contemplated by AMRE that the ESOP be terminated. As part of such termination, it is contemplated that the ESOP, at the New ESOP Committee's discretion, will sell in the open market the AMRE common stock received by the ESOP in exchange for the Unallocated Shares.
         The ESOP will use the proceeds from the sale of such stock to pay off the remaining indebtedness owed by the ESOP to Congressional. Congressional will use such amounts received from the ESOP to repay the successor to the bank from which Congressional originally borrowed the amounts loaned to the ESOP. To the extent that the proceeds from the sale of the AMRE common stock are insufficient to pay off the ESOP indebtedness, AMRE will satisfy the remaining indebtedness from its own assets.





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 5


(iv) John B. Nunez, the President of Congressional, will enter an employment agreement with AMRE with responsibility for certain of AMRE's operations in connection with the business formerly conducted by Congressional.

(v) In connection with the Plan of Merger, on January 1, 1996, Congressional and American Remodeling, Inc., a wholly-owned subsidiary of AMRE, entered into a three-year sublicense agreement pursuant to which Congressional will have a sublicense under the Century 21 License Agreement.


                                REPRESENTATIONS

The following summarizes the representations we have received from the management of AMRE and Congressional, and the Congressional shareholders, as the case may be, in connection with the Merger:

(a) The proposed merger of Sub with and into Congressional will qualify as a statutory merger under the applicable state laws and the regulations thereunder.

(b) The fair market value of the AMRE stock and other consideration, if any, to be received by each Congressional shareholder will be approximately equal to the fair market value of the Congressional stock surrendered in the exchange.

(c) To the best of the knowledge of the management of Congressional, there is no plan or intention by the Congressional shareholders who own greater than 1% of the Congressional stock, and no plan or intention on the part of the beneficial indirect owners of the Congressional stock (the "ESOP Participants") to (i) sell, exchange, or otherwise dispose of, or (ii) reduce the risk of loss associated with the ownership of, a number of shares of AMRE stock received in the Merger that would reduce the Congressional shareholders' and the ESOP Participants' ownership, of AMRE stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Congressional as of the same date. For purposes of this representation, shares of Congressional stock and shares of AMRE stock held by Congressional shareholders or the ESOP Participants that are otherwise redeemed by AMRE or Congressional (including shares held by Congressional shareholders who exercise their statutory dissenters' rights), or sold or disposed of by the Congressional shareholders or the ESOP Participants prior or subsequent to the transaction, (including any shares distributed to the ESOP Participants as a result of AMRE's intended termination of the ESOP and a resulting sale of the Unallocated Shares) have been taken into account.





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 6



(d) Following the transaction, Congressional will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Congressional to dissenters, amounts used by Congressional or Sub (other than supplied by AMRE) to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Congressional will be included as assets of Congressional or Sub, respectively, immediately prior to the transaction.

(e) Prior to the transaction, AMRE will be in control of Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended ("the Code").

(f) Congressional has no plan or intention to issue additional shares of its stock that would result in AMRE losing control of Congressional within the meaning of Section 368(c) of the Code.

(g) AMRE has no plan or intention to reacquire any of its stock issued in the transaction.

(h) AMRE has no plan or intention to liquidate Congressional; to merge Congressional with or into another corporation; to sell or otherwise dispose of the stock of Congressional except for transfers of stock to corporations controlled by AMRE within the meaning of Section 368(c) of the Code; or to cause Congressional to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Congressional.

(i) The liabilities of Sub, if any, to be assumed by Congressional and the liabilities to which the transferred assets of Sub are subject were incurred by Sub in the ordinary course of its business.

(j) Following the transaction, Congressional will continue its historic business or use a significant portion of its historic business assets in a business.

(k) Except for expenses that are directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, AMRE, Sub, Congressional, and the shareholders of Congressional will pay their other respective expenses, if any, incurred in connection with the transaction.





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 7


(l) There is no intercorporate indebtedness existing between AMRE and Congressional or between Sub and Congressional that was issued, acquired, or will be settled at a discount.

(m) AMRE will acquire all of the stock of Congressional solely in exchange for AMRE common stock.

(n) On the effective date of the transaction, Congressional will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Congressional that, if exercised or converted, would affect AMRE's acquisition or retention of control of Congressional, as defined in
         Section 368(c) of the Code.

(o) AMRE does not own, directly or indirectly, nor has it owned during the past five years, any shares of the stock of Congressional.

(p)      No parties to the transaction are investment companies as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code.

(q)      AMRE intends to remain in existence after the Merger.

(r) The aggregate fair market value and adjusted basis of the assets of Congressional exceed the liabilities of Congressional (including any liability associated with the Congressional Stock Option Plans assumed by AMRE pursuant to the Plan of Merger) plus any liabilities to which the Congressional assets are subject.

(s) The shareholders of Congressional (immediately before the proposed transaction) receiving shares of AMRE common stock will not own (immediately after the proposed transaction) more than fifty percent of the total fair market value of AMRE common stock outstanding.

(t) Congressional is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(u) None of the compensation received by any shareholder-employees of Congressional will be separate consideration for, or allocable to, any of their shares of Congressional stock; none of the shares of AMRE stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and any employment agreements entered into and compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 8



(v) The sublicensing agreement entered into between Congressional and American Remodeling, Inc. represents an arm's length transaction.

(w) Congressional has no present plan or intention to terminate the ESOP prior to the Merger.





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 9


                               TECHNICAL ANALYSIS


Income Tax Consequences - Federal


1.       Section 368(a)(1)(A); (a)(2)(E)

         a.      In general

Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction which otherwise qualifies under Section 368(a)(1)(A) will not be disqualified by reason of the fact that stock of a corporation (the "controlling corporation") which, before the merger was in control of the merged corporation, is used in the transaction, if:

(i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and

(ii) in the transaction, former shareholders of the surviving corporation exchange, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

         b.      Substantially all

Section 3.01 of Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement of Section 368(a)(2)(E)(i) is satisfied if there is a retention of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the surviving corporation immediately prior to the transfer. (This amount of assets of the merged corporation must also be transferred to the surviving corporation.) All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer.

It has been represented that after the Merger, Congressional will hold assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the gross assets of Congressional and Sub. Amounts paid to Congressional's shareholders (including Congressional shareholders who exercise their statutory dissenters' rights), certain bonuses, extraordinary





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Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 10


expenses, and other expenses have been included as part of Congressional's net and gross assets for purposes of this representation. In addition, no cash payments will be made for fractional shares. Therefore, the "substantially all" requirement will be satisfied.

         c.      Control

Section 368(a)(2)(E)(ii) requires that in the transaction the target shareholders exchange an amount of target corporation stock constituting "control" for voting stock of the acquirer. Section 1.368-2(j)(3)(i) of the Income Tax Regulations (the "Regulations"). Section 368(c) of the Code defines "control" as ownership of stock possessing at least 80% of the total combined voting power of all classes of a corporation's voting stock and of at least 80% of each other class. The target corporation's redemption of common or nonvoting preferred stock using its own funds will not violate the control requirement, because the redeemed stock is not considered outstanding for control purposes. See Reg. Section 1.368-2(j)(7), Examples (2) and (3).

In the present case, all of the stock of Congressional will be exchanged solely for voting stock of AMRE. Further, any payments made to dissenters will be made by Congressional from its own funds. Therefore, the control requirement will be satisfied.


2.       General Reorganization Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Regulations provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

         (i)     "continuity of interest" must be present;

         (ii)    "continuity of business enterprise" must exist; and

         (iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.


Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462 (1933); Cortland Specialty Company v. Comm'r, 60 F.2d

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 11


937 (2d Cir.), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

Section 3.02 of Rev. Proc. 77-37, supra, provides that the "continuity of interest" requirement of Section 1.368-1(b) of the Regulations is satisfied in this context if there is continuing interest through stock ownership in the controlling corporation (AMRE) on the part of the former shareholders of the surviving corporation (Congressional) which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the surviving corporation. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a continuing interest through stock ownership as of the effective date of the reorganization.

The continuity of interest requirement set forth in Rev. Proc. 77-37 will be satisfied in the proposed transaction because there will be a continuing interest through stock ownership in AMRE on the part of the former shareholders of Congressional which is, in the aggregate, equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of Congressional as of the same date.

In this regard, it should be noted that Congressional has represented that it has no present plan to terminate the ESOP prior to the Merger. As represented in the Documents, however, AMRE has stated its intention to terminate the ESOP. AMRE has further stated its contemplation of a sale of the Unallocated Shares and the distribution of the Allocated Shares to the beneficiaries of the ESOP in the event of such a termination. Because the decision regarding termination of the ESOP will be made by AMRE, for continuity of interest purposes, such termination may be treated as separate from the Merger. See Rev. Rul. 79-250, 1979-2 C.B. 156 and Rev. Rul. 69-516, 1969-2 C.B. 56. Even if, however, the termination of the ESOP were considered part of the Merger, there will still be a continuing interest through stock ownership in AMRE on the part of the former shareholders of Congressional and the beneficial owners of the ESOP which is equal in value to at least 50 percent of the value of all of the formerly outstanding stock of Congressional. Thus, the shareholders of Congressional (other than the ESOP) have represented that they have no plan or intention to sell, exchange or otherwise dispose of the AMRE shares that they will receive pursuant to the Plan of Merger. Further, the management of Congressional has represented that to the best of its knowledge, the beneficial owners of the ESOP owning less than 1% of the Congressional stock currently have no plan or intention to sell, exchange, or otherwise dispose of the AMRE stock they may receive if the ESOP is terminated. Accordingly, even counting the Unallocated Shares and Mr. Pirozzi's Allocated Shares adversely, continuity should be at the 50% ruling guideline and substantially in excess

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 12


of the lesser case law standard. See John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), where the Supreme Court found 38% continuity to be sufficient.(1)

As described in (iii) of the Plan of Reorganization, it is contemplated by AMRE that the ESOP be terminated following the Merger, and, as part of such termination, the ESOP, at the New ESOP Committee's discretion, will sell in the open market the AMRE common stock received by the ESOP in exchange for the Unallocated Shares. The ESOP will use the proceeds from the sale of such stock to repay the remaining indebtedness owed by the ESOP to Congressional and Congressional will use such amounts received from the ESOP to repay its corresponding obligation to the bank. To the extent that the proceeds from the sale of the AMRE common stock are insufficient to repay the ESOP indebtedness, AMRE will satisfy the remaining indebtedness owed by the ESOP to Congressional from its own assets. The current balance of the indebtedness existing between the ESOP and Congressional is approximately $5 million and the current value of the Unallocated Shares is approximately $9 million. Therefore, it is unlikely that AMRE will be required to satisfy any indebtedness. Further, in light of the contingent nature of the cash payment by AMRE to the ESOP, and the amount by which the transaction otherwise satisfies the continuity requirement, we believe that this item does not change our conclusion that continuity of interest is satisfied.


Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that the continuity of business enterprise requirement is satisfied if either the acquiring corporation continues the acquired corporation's historic business or uses a substantial portion of the acquired corporation's historic business assets in a business. The proposed transaction will meet the continuity of business enterprise test because it has been represented to us that Congressional will continue to be engaged in its historic business.


Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization. Based on the representations of the management of both AMRE and





- ---------------

(1) While the lower court decision indicated that the acquired corporation's shareholders actually received stock for 41% of their shares (28 B.T.A. 529 (1933)), the Supreme Court apparently viewed 38% as sufficient.

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 13


Congressional contained under the caption entitled "Reasons for the Merger," as set forth in the Registration Statement, the proposed transaction will substantially benefit the business of both AMRE and Congressional. Therefore, the proposed transaction will be considered as motivated by a valid business purpose in accordance with Section 1.368-2(g) of the Regulations.

Thus, provided that the Merger constitutes a statutory merger under applicable state law, the Merger will qualify as a reorganization under Section 368(a)(1)(A). The fact that stock of AMRE will be used in the transaction will not disqualify the reorganization because (i) after the Merger, Congressional will hold substantially all of its properties and those of Sub and (ii) in the Merger, former shareholders of Congressional will exchange, for an amount of voting stock of AMRE, an amount of stock in Congressional which constitutes control of Congressional. See Section 368(a)(2)(E) of the Code.

3.       Section 368(a)(1)(B)

Section 368(a)(1)(B) of the Code provides that the term "reorganization" (a "Type B Reorganization") includes the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition). In Rev. Rul. 67-448, 1967-2 C.B. 144, a parent corporation (P) issued some of its voting shares to its newly formed subsidiary, S, and S merged into an unrelated corporation (T). In the merger, the T shareholders exchanged 80 percent or more of the T stock for P stock. The Service disregarded the transitory existence of S and treated the transaction as a direct exchange by the T shareholders of their T stock for P stock in a transaction qualifying as a reorganization within the meaning of
Section 368(a)(1)(B).

Similarly, in this case, the transitory existence of Sub should be disregarded. Since AMRE will not issue any consideration in the transaction except for its voting stock, and AMRE will have control of Congressional immediately following the acquisition, the Merger will also qualify as a reorganization under Section 368(a)(1)(B). As discussed above, the additional requirements of continuity of interest, continuity of business enterprise and business purpose will be met.

4.       Other Statutory and Regulatory Provisions

Section 354(a)(1) of the Code generally provides that no gain or loss is recognized if stock in a corporation which is a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in such corporation or in another corporation which is a party to the reorganization.
Section 368(b) of the Code defines the term "a party to a reorganization" to

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 14


include a corporation resulting from a reorganization, both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and in the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E), the controlling corporation (AMRE).

If a Congressional shareholder dissents and receives solely cash in exchange for his or her Congressional common stock, such cash will be treated as having been received by such Congressional shareholder as a distribution in redemption of such shareholder's Congressional stock, subject to the provisions and limitations of Section 302 of the Code. Section 302(b)(3) provides, in part, that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, payment for the stock shall be considered received by the shareholder as a distribution in exchange for his or her stock.

Section 358(a)(1) of the Code generally provides that in the case of an exchange to which Section 354 applies, the basis of the property permitted to be received without the recognition of gain or loss is the same as that of the property exchanged. (Section 358(a)(1)).

Section 1032(a) of the Code generally provides that no gain or loss is recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property is the same as it was in the hands of the transferor.

Section 1223(1) of the Code states that in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged is included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there is included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as it had in the hands of such other person.

Section 1.358-6(c) of the Regulations sets forth rules for determining the basis of shares of a subsidiary in a reorganization qualifying under Section 368(a)(1)(A) by reason of the application of Section 368(a)(2)(E) (a "reverse triangular merger"). Section 1.358-6(c)(2) of the Regulations provides that the basis of the target corporation's shares owned by the acquiring corporation after

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 15


a reverse triangular merger will be equal to the sum of (i) the acquiring corporation's basis in the stock of the controlled corporation before the reorganization; (ii) the net basis of property transferred by the acquiring corporation to the controlled corporation in the reorganization that is not distributed to the target corporation's shareholders in the reorganization; and
(iii) the target corporation's net basis in its property after the merger. If a reorganization qualifies both as a reverse triangular merger and as a Type B reorganization, the basis of the target corporation's shares owned by the acquiring corporation may be determined as described above, or the basis will be the same as the basis of the stock in the hands of the target shareholders.
Section 362(b).

Income Tax Consequences - State

District of Columbia. The District of Columbia (the "District") has not expressly adopted the Code. However, the computation of the District's income-based tax begins with Federal gross income (or Federal adjusted gross income, in the case of individuals) as defined under Internal Revenue Code
Section 61, where the term "Internal Revenue Code" is defined to mean "the Internal Revenue Code of 1986 (100 Stat. 2085; 26 U.S.C. 1 et seq.), as amended through August 10, 1993." D.C. Code Sections 47-1801.4(bb-1)[28-1],
47-1803.2(a), and 47-1807.2(a). In addition to the deductions specifically allowed by the Internal Revenue Code at the time of enactment of the D.C. Code, the District of Columbia requires that certain modifications be made to the tax base, none of which pertain to Internal Revenue Code Section 368(a)(1)(A) or
(a)(2)(E). D.C. Code Section 47-1803.2. The District of Columbia has issued no other authoritative guidance regarding the treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code.

Therefore, since (a) the starting point for computing the District's income tax base is Federal gross income (or Federal adjusted gross income, in the case of individuals), (b) none of the District's required income modifications pertain to the tax treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, and (c) the District has not issued authoritative guidance to the contrary, the treatment of the above transaction should be the same for District of Columbia income tax purposes as for Federal income tax. It should be noted that the qualification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E), and the other Federal tax consequences described herein, are not dependent on tax law enacted after August 10, 1993.

Florida. The State of Florida has not expressly adopted the Code. However, under Florida law, state net income is defined as adjusted Federal income, and is computed by starting with the "taxpayer's taxable income" and making certain modifications to it, none of which pertain to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code. Florida Statutes, Sec. 220.12 and 13. For purposes of this

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 16


computation, Florida statutes define a "taxpayer's taxable income" as "taxable income as defined in s. 63 of the Internal Revenue Code and properly reported for Federal income tax purposes . . ." where the Internal Revenue Code means the "United States Internal Revenue Code of 1986, as amended and in effect on January 1, 1995." Florida Statutes, Secs. 220.03(1)(n) and 220.13(2).

Additionally, while the Florida Department of Revenue has not issued authoritative guidance specifically addressing the State's tax treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of
Section 368(a)(2)(E), it has stated in a Technical Assistance Advisement addressing the income tax treatment of Internal Revenue Code Sections 351 and 368(a)(1)(F) of the Code that:


         "Florida has not specifically adopted provisions similar to those of Code Section 368 dealing with tax-free reorganizations . . . However, since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Internal Revenue Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted Code Section[s] 368 . . . and the corresponding affected Code sections." Technical Assistance Advisement No. 95(C)1-005 (May 11, 1995).

Therefore, based on the above language, and since (a) Florida begins the computation of its income tax base with Federal taxable income, and (b) none of the required modifications pertain to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, the income tax treatment for Florida purposes should be the same as that for Federal income tax purposes. (Note that Florida does not impose an income tax on individuals.)

Maryland. The State of Maryland has not expressly adopted the provisions of the Code. However, the State of Maryland computes its tax base by beginning with Federal taxable income (or Federal adjusted gross income, in the case of individuals) "as determined under the Internal Revenue Code" and adjusts it for specific addition and subtraction modifications, none of which relate to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of
Section 368(a)(2)(E) of the Code. Maryland Annotated Code Secs. 10-203, 10-204, 10-304 and 10-305. For purposes of its income tax, Maryland defines the Internal Revenue Code as "title 26 of the United States Code." Maryland Annotated Code Sec. 1-101(k). The Maryland Office of the Comptroller of the Treasury has issued no other authoritative guidance with regards to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code.

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 17


Therefore, since (a) the starting point for computing the Maryland income tax base is Federal taxable income (or Federal adjusted gross income, in the case of individuals), (b) none of the required state income modifications pertain to the tax treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, and (c) the State of Maryland has issued no authoritative guidance to the contrary, the treatment of the above transaction should be the same for Maryland income tax purposes as for Federal income tax purposes.

Virginia. While the State of Virginia has not expressly adopted the provisions of the Code, Virginia Code Section 58.1-301.B infers adoption of the Code stating that:

         "Any reference in this chapter to the laws of the United States relating to Federal income taxes shall mean the provisions of the Internal Revenue Code of 1954, and amendments thereto, and other provisions of the laws of the United States relating to Federal income taxes, as the same may be or become effective at any time or from time to time."

Additionally, while Virginia law does not specifically address the income tax treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, it defines Virginia taxable income as Federal taxable income (or Federal adjusted gross income, in case of individuals) adjusted for certain state modifications, none of which pertain to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of
Section 368(a)(2)(E) of the Code. VA Code Secs. 58.1-322, 58.1402.A. and VA Reg. Sec. 630-3-301. The Virginia Department of Taxation has issued no other authoritative guidance with regard to a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code.

Therefore, since (a) the starting point for computing the Virginia income tax base is Federal taxable income (or Federal adjusted gross income, in the case of individuals), (b) none of the required state modifications relate to the tax treatment of a merger qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E), and (c) the State of Virginia has issued no authoritative guidance to the contrary, the treatment of the above transaction should be the same for Virginia income tax purposes as for Federal income tax purposes.


                   FEDERAL AND STATE INCOME TAX CONSEQUENCES

Based upon the information contained in the Documents, the following Federal and State income tax consequences will result to AMRE, Sub, Congressional and the Congressional shareholders:

Mr. John B. Nunez                                                 April 18, 1996
Congressional Construction Corporation                            Page 18


(1) Provided that the Merger qualifies as a statutory merger under applicable state law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of AMRE is used in the transaction (Section 368(a)(2)(E) of the Code). The Merger also will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. Congressional, AMRE, and Sub will each be "a party to the reorganization" within the meaning of Section 368(b).

(2) No gain or loss will be recognized to the Congressional shareholders upon the receipt of the AMRE voting common stock solely in exchange for Congressional common stock. (Section 354(a)(1)).

(3) A dissenting Congressional shareholder who receives only cash pursuant to appraisal rights will be treated as having received a distribution in redemption of his or her Congressional stock, subject to the provisions and limitations of Section 302 of the Code. (Rev. Rul. 74-515, 1974-2 C.B. 118, and Rev. Rul. 73-102, 1973-1 C.B. 186).

(4) The basis of the AMRE common stock to be received by the Congressional shareholders will be equal to the basis of the Congressional common stock surrendered in exchange therefor. (Section 358(a)(1)).

(5) The holding period of the AMRE voting common stock to be received by the Congressional shareholders will include the period during which the Congressional voting common stock surrendered in exchange therefor was held, provided that Congressional common stock was held as a capital asset on the date of the exchange (Section 1223(1)).

(6) No gain or loss will be recognized to AMRE upon the receipt of the common stock of Congressional solely in exchange for Sub common stock (Section 354(a)(1)).

(7) No gain or loss will be recognized to Sub upon the transfer of its assets, if any, to Congressional in exchange for Congressional stock (Section 361).

(8) No gain or loss will be recognized to Congressional upon the receipt of the assets of Sub, if any, in exchange for Congressional stock (Section 1032(a)).

(9) The basis of Sub's assets, if any, received by Congressional will be the same as the basis of such assets in the hands of Sub immediately prior to the exchange (Section 362(b)).

(10) The basis of the Sub shares owned by AMRE after the Merger will be equal to (1) the sum of (i) AMRE's basis in the stock of the Sub before the Merger; (ii) the net basis of